Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

RUBY TUESDAY, inc.

Article I
NAME

The name of the corporation is “Ruby Tuesday, Inc.” (the “Corporation”).

Article II
DATE OF ADOPTION

These Amended and Restated Articles of Incorporation are adopted as of December 21, 2017.

Article III
PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Corporation is 333 East Broadway Avenue, Maryville, Tennessee 37804.

Article IV
PURPOSES

The Corporation is formed to engage in any lawful act or activity for which corporations may be formed under Title 14, inclusive, of the Georgia Code and any amendments heretofore or hereafter made thereto.

Article V
REGISTERED AGENT AND REGISTERED OFFICE

The street address of the registered office is 289 South Culver Street, Lawrenceville, Georgia 30046. The registered agent at such office is C T Corporation System.

Article VI
AUTHORIZED STOCK

The number of shares which the Corporation is authorized to have issued and outstanding is 1,000 shares of common stock with no par value (hereinafter designated “Common Stock”). Except as otherwise provided in these Amended and Restated Articles of Incorporation, the

Ruby Tuesday, Inc.

Amended and Restated Articles of Incorporation

shares of Common Stock shall be in all respects identical, and the holders thereof shall be entitled to participate in any dividend, reclassification, merger, consolidation, reorganization, recapitalization, liquidation, dissolution or winding up of the affairs of the Corporation, share for share, without priority or other distinction. No shareholder shall have any pre-emptive or other right to subscribe for, purchase or acquire shares of Common Stock, or any securities convertible into share of Common Stock or evidencing or accompanied by any right to subscribe for, purchase or acquire shares of Common Stock.

Article VII
VOTING

Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Corporation, on all propositions before such meetings. Notwithstanding any provision of the Georgia Code, now or hereafter in force, requiring for any purpose the vote or consent of the holders of two-thirds (2/3) or any other proportion of the voting power of the Corporation, such action, unless otherwise expressly required by these Amended and Restated Articles of Incorporation, may be taken by the vote or consent of the holders of a majority of the voting power of the Corporation.

Article VIII
ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of the Corporation shall be held at such time as may be fixed in the Bylaws of the Corporation. Any meeting of shareholders, annual or special, may be held in or outside of the State of Georgia. Reasonable notice of all meetings of shareholders shall be given, by mail or publication or as prescribed by the Bylaws of the Corporation.

Article IX
DIVIDENDS

Each share of Common Stock shall be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, and to participate equally in all distributions of assets upon liquidation.

Article X
DISTRIBUTION OF ASSETS

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, on a pro rata basis.

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Amended and Restated Articles of Incorporation

Article XI
PURCHASE OF STOCK

Any provision hereof to the contrary notwithstanding, the Corporation shall have the power upon the affirmative vote of a majority of its Board of Directors to purchase, to hold, to sell and to transfer shares of its own capital stock.

Article XII
APPLICABLE LAW

Any and every statute of the State of Georgia hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Georgia are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Amended and Restated Articles of Incorporation in the office of the Secretary of State of the State of Georgia.

If any provision or provisions of these Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each portion of any paragraph of these Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each such portion of any paragraph of these Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XIII
amendment

The Corporation reserves the right to amend or repeal any provisions contained in these Amended and Restated Articles of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Georgia, and all rights conferred upon shareholders and directors are granted subject to such reservation.

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Amended and Restated Articles of Incorporation

Article XIV
APPROVAL BY SHAREHOLDERS

These Amended and Restated Articles of Incorporation contain amendments which require shareholder approval, and were duly approved by the shareholders of the Company in accordance with the provisions of Section 14-2-1003 of the Georgia Code.

Article XV
PREVIOUS ARTICLES SUPERSEDED

These Amended and Restated Articles of Incorporation supersede any previous Articles of Incorporation of the Corporation filed with the Secretary of State of Georgia, and all amendments thereto.

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Ruby Tuesday, Inc.

Amended and Restated Articles of Incorporation